Exhibit 16.1

November 25, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Centennial Resource Development, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 18, 2016, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC